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EXHIBIT 12


                  INDIANA BELL TELEPHONE COMPANY, INCORPORATED
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)

                                                                             For the Year Ended December 31,
                                                                     1994       1993       1992      1991       1990
                                                                     ----       ----       ----      ----       ----
1.  EARNINGS

    a)     Income before interest cost, income
           tax, extraordinary charge and
           cumulative effect of change in
           accounting principles  . . . . . . . . . . . .           $222.3     $297.7     $276.2    $263.4     $266.5

    b)     Portion of rental expense representative
           of the interest factor (1) . . . . . . . . . .              8.7        8.7        4.9       6.0        6.1
                                                                    ------     ------     ------    ------     ------

             Total 1(a) through 1(b)  . . . . . . . . . .           $231.0     $306.4     $281.1    $269.4     $272.6
                                                                    ======     ======     ======    ======     ======


2.  FIXED CHARGES

    a)     Total interest cost including capital
           lease obligations  . . . . . . . . . . . . . .           $ 18.0     $ 29.0     $ 34.5    $ 36.8     $ 36.0

    b)     Portion of rental expense representative
           of the interest factor (1) . . . . . . . . . .              8.7        8.7        4.9       6.0        6.1
                                                                    ------     ------     ------    ------     ------


             Total 2(a) through 2(b)  . . . . . . . . . .           $ 26.7     $ 37.7     $ 39.4    $ 42.8     $ 42.1
                                                                    ======     ======     ======    ======     ======


3.  RATIO OF EARNINGS TO FIXED CHARGES  . . . . . . . . .             8.65       8.13       7.13      6.29       6.48
                                                                    ======     ======     ======    ======     ======

(1) Earnings are income before income taxes and fixed charges. Since the rental expense has already been deducted, the one-third portion of rental expense considered to be fixed charges are added back.

(2) The Company considers one-third of rental expense to be the amount representing return on capital and therefore it must be included in fixed charges.

(3) Earnings have not been adjusted to reflect the timing of dividends received and equity in earnings of unconsolidated affiliates as the effect on an annual basis has been insignificant.

(4)      Interest cost includes capitalized interest.





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